Exhibit 99.1

295 Woodcliff Drive, Suite 202, Fairport, New York 14450

CONTACT: Investors and Media: Felix Veksler

 Vice President, Investor Relations

 ir@monro.com

FOR IMMEDIATE RELEASE

MONRO, INC. ANNOUNCES SECOND QUARTER FISCAL 2027 FINANCIAL RESULTS

FAIRPORT, N.Y. – October 29, 2026 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive repair and tire services, today announced financial results for its second quarter ended September 26, 2026.

Second Quarter Results

Sales for the second quarter of the fiscal year ending March 27, 2027 (“fiscal 2027”) decreased 1.8% to $283.6 million, as compared to sales of $288.9 million for the second quarter of the fiscal year ended March 28, 2026 (“fiscal 2026”). This was entirely driven by a 1.8% decrease in comparable store sales from continuing store locations.

Comparable store sales increased 8% for batteries and 3% for maintenance services compared to the prior year period. Comparable store sales decreased 2% for alignments, 4% for tires and brakes, and 5% for front/end shocks compared to the prior year period. Please refer to the “Comparable Store Sales” section below for a discussion of how the Company defines comparable store sales.

Gross margin decreased 50 basis points compared to the prior year period, primarily from higher occupancy costs as a percentage of sales, which were partially offset by lower material costs as a percentage of sales.

Total operating expenses for the second quarter of fiscal 2027 were $97.4 million, or 34.3% of sales, as compared to $90.4 million, or 31.3% of sales in the prior year period. The increase was primarily driven by a $6.1 million increase in store closing costs, net of gains (losses) on sales of closed stores, $3.4 million of higher costs at continuing locations, primarily front shop labor, $3.2 million of higher marketing costs to support the Company’s topline, $1.7 million of higher litigation reserve costs, and $0.3 million of higher costs related to shareholder matters. These were partially offset by $7.1 million of lower costs incurred in connection with consultants related to the Company’s operational improvement plan, $0.4 million of lower transition costs related to the Company’s back-office optimization, and $0.2 million of lower costs from the closure of 145 underperforming stores in the first quarter of fiscal 2026.

Operating income for the second quarter of fiscal 2027 was $2.6 million, or 0.9% of sales, as compared to operating income of $12.8 million, or 4.4% of sales in the prior year period. Adjusted operating income, a non-GAAP measure, for the second quarter of fiscal 2027 was $4.4 million, or 1.6% of sales, as compared to adjusted operating income of $14.0 million, or 4.8% of sales in the prior year period. Please refer to the reconciliation of adjusted operating income in the table below for details regarding excluded items in the second quarters of fiscal 2027 and 2026. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.

Interest expense was $4.7 million for the second quarter of fiscal 2027, as compared to $4.4 million for the second quarter of fiscal 2026, principally due to higher weighted average debt.

Income tax benefit in the second quarter of fiscal 2027 was $0.3 million, or an effective tax rate of 17.0%, compared to income tax expense of $2.8 million, or an effective tax rate of 32.9% in the prior year period. The year-over-year difference in effective tax rate is primarily due to the impact of discrete tax expense related to share-based awards and other adjustments, none of which are individually significant.

Net loss for the second quarter of fiscal 2027 was $1.6 million, as compared to net income of $5.7 million in the same period of the prior year. Diluted loss per share for the second quarter of fiscal 2027 was $.05. This compares to diluted earnings per share of $.18 in the second quarter of fiscal 2026. Adjusted diluted loss per share, a non-GAAP measure, for the second quarter of fiscal 2027 was $.01. This compares to adjusted diluted earnings per share of $.21 in the second quarter of fiscal 2026. Please refer to the reconciliation of adjusted net (loss) income and adjusted diluted (loss) earnings per share in the tables below for details regarding excluded items in the second quarters of fiscal 2027 and 2026. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of these non-GAAP measures.

During the second quarter of fiscal 2027, the Company closed one store. Monro ended the second quarter with 1,114 company-operated stores and 47 franchised locations.

“Our second quarter comparable store sales declined 1.8%, reflecting an operating environment which continued to challenge the full-service auto aftermarket. This was driven by lower store traffic, consumers that continued to defer higher-ticket spending decisions and traded-down to lower cost alternatives in tires, and our use of self-funded promotions to drive unit growth in our brake category. The effectiveness of our ConfiDrive courtesy inspection process helped us drive average repair order growth in the quarter, and it was a key contributor to the comparable store sales gains we saw in batteries and maintenance services. These results reinforce that Monro’s full-service model is a genuine competitive advantage, and that when we execute it well, customers respond. The ability to identify a customer’s vehicle needs in real time, communicate them clearly, and address them with quality and care is what distinguishes a full-service provider, and our results in these categories reflect that strength. The traction we’re seeing from our District Manager Toolkit continues to build. With the toolkit now deployed across a majority of our store network and our newly established operating efficiency team actively coaching and training in the field, we are seeing early but meaningful bottom-line improvement in a subset of our locations. Importantly, we maintained our marketing investment during the quarter, even as sales fell short of where we wanted them to be”, said Peter Fitzsimmons, President and Chief Executive Officer.

Fitzsimmons continued, “Our initiatives are designed to strengthen our competitive position through cycles like this one and we remain confident that the foundation we are laying today will translate into improved performance as conditions normalize.”

First Six Months Results

For the current six-month period:

•	Sales decreased 3.3% to $570.8 million from $589.9 million in the same period of the prior year. Comparable store sales decreased 1.7%, compared to an increase of 3.4% in the prior year period.

•	Gross margin for the six-month period was 35.1%, compared to 35.6% in the prior year period.

•

Operating income was 1.1% of sales, compared to 1.1% of sales in the prior year period. Adjusted operating income, a non-GAAP measure, was $6.6 million, or 1.2% of sales, as compared to $28.0 million, or 4.7% of sales in the prior year period. Please refer to the reconciliation of adjusted operating income in the tables below for details regarding excluded items in the first six months of fiscal 2027 and 2026. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.

•	Net loss for the first six months of fiscal 2027 was $3.8 million, or $.13 per diluted share, as compared to net loss of $2.4 million, or $.10 per diluted share in the prior year period.

•

Adjusted diluted loss per share, a non-GAAP measure, in the first six months of fiscal 2027 was $.09. This compares to adjusted diluted earnings per share of $.43 in the first six months of fiscal 2026. Please refer to the reconciliation of adjusted net (loss) income and adjusted diluted (loss) earnings per share in the tables below for details regarding excluded items in the first six months of fiscal 2027 and 2026. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of these non-GAAP measures.

Second Quarter Fiscal 2027 Cash Dividend

On September 8, 2026, the Company paid a cash dividend for the second quarter of fiscal 2027 of $.28 per share.

New Credit Facilities

On October 23, 2026, the Company entered into a new credit agreement with Ares Capital Corporation, providing for $375.0 million in senior secured credit facilities, consisting of a $250.0 million term loan facility and a $125.0 million revolving credit facility, both maturing on October 23, 2030 (the “New Credit Facilities”), with fees commensurate with a private lending facility. The New Credit Facilities are secured by substantially all of the assets of the Company and its subsidiaries. The New Credit Facilities replace the Company’s prior credit facility that had been in place since April 2019, which was repaid upon the closing of the New Credit Facilities. The term loan and revolving loan facilities bear interest at floating rates. The credit agreement for the New Credit Facilities includes customary affirmative and negative covenants, including financial maintenance covenants, certain prepayment requirements, and restrictions on the amount of dividend payments, subject to compliance with certain financial metric requirements. In connection with the closing, the Company substantially paid down its obligations under its supply chain financing program and will no longer accept new supplier obligations into that program after December 31, 2026. As of October 24, 2026, the Company had $27.3 million of cash and equivalents and $60.0 million available under the New Credit Facilities.

Company Expectations

Monro is not providing fiscal 2027 financial guidance at this time but will provide perspective on its expectations for fiscal 2027 during its earnings conference call.

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on October 29, 2026 at 8:30 a.m. Eastern Time. The conference call may be accessed by dialing 1-833-461-5787 and using the required access code of 704241152. A replay will be available approximately two hours after the recording through Thursday, November 12, 2026 and can be accessed by dialing 1-833-309-1852 and using the required meeting ID of 704241152. A replay can also be accessed via audio webcast at the Investors section of the Company’s website, located at corporate.monro.com/investors.

About Monro, Inc.

Monro, Inc. (NASDAQ: MNRO) is one of the nation’s leading automotive service and tire providers, delivering best-in-class auto care to communities across the country, from oil changes, tires and parts installation, to the most complex vehicle repairs. With a focus on sustainable growth, the Company generated approximately $1.2 billion in sales in fiscal 2026. Monro brings customers the professionalism and high-quality service they expect from a national retailer, with the convenience and trust of a neighborhood garage. Monro’s highly trained teammates and certified technicians bring together hands-on experience and state-of-the-art technology to diagnose and address automotive needs every day to get customers back on the road safely. For more information, please visit corporate.monro.com.

Cautionary Note Regarding Forward-Looking Statements

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “continue,” “design,” “expect,” “may,” “believe,” “focus,” “will,” “plan,” “estimate,” and other similar words or phrases. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to uncertainty related to the financial and operational impact of the operational improvement plan and review of strategic alternatives, product demand, advances in automotive technologies including adoption of electric vehicle technology, our dependence on third parties for certain inventory, dependence on and competition within the primary markets in which the Company’s stores are located, the effect of general business or economic and geopolitical conditions on the Company’s business, including consumer spending levels, inflation, and unemployment, seasonality, our ability to generate sufficient cash flows from operations and service our debt obligations and comply with the terms of our credit agreement, changes in the U.S. trade environment, including the impact of tariffs on imported products, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, the impact of weather trends and natural disasters, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to protection of customer and employee personal data, risks relating to litigation, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended March 28, 2026. Except as required by law, the Company does not undertake and specifically disclaims any obligation to update any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Non-GAAP Financial Measures

In addition to reporting operating income, net (loss) income, and diluted (loss) earnings per share, which are generally accepted accounting principles (“GAAP”) measures, this press release includes adjusted operating income, adjusted net (loss) income, and adjusted diluted (loss) earnings per share, which are non-GAAP financial measures. The Company has included reconciliations from adjusted operating income, adjusted net (loss) income, and adjusted diluted (loss) earnings per share to their most directly comparable GAAP measures, operating income, net (loss) income, and diluted (loss) earnings per share. Management views these non-GAAP financial measures as a way to better assess comparability between periods because management believes the non-GAAP financial measures show the Company’s core business operations while excluding certain items that are not part of our core operations such as litigation reserve costs, consulting costs related to the Company’s operational improvement plan, pension settlement expense, costs related to shareholder matters, transition costs related to back-office optimization, write-off of debt issuance costs, and store closing costs, net of related gains (losses) on the sale of owned locations, lease assignments and early lease terminations. These non-GAAP financial measures are not intended to represent, and should not be considered more meaningful than, or as an alternative to, their most directly comparable GAAP measures. These non-GAAP financial measures may be different from similarly titled non-GAAP financial measures used by other companies.

Comparable Store Sales

The Company defines comparable store sales as sales for locations that have been opened or owned at least one full fiscal year. The Company believes this period is generally required for new store sales levels to begin to normalize. Management uses comparable store sales to assess the operating performance of the Company’s stores and believes the metric is useful to investors because the Company’s overall results are dependent upon the results of its stores.

Source: Monro, Inc.

MNRO-Fin

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MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal September
	2026	2025	% Change
Sales	$283,638	$288,914	(1.8)%
Cost of sales, including occupancy costs	183,689	185,800	(1.1)%

Gross profit	99,949	103,114	(3.1)%
Operating, selling, general and administrative expenses	97,358	90,364	7.7%

Operating income	2,591	12,750	(79.7)%
Interest expense, net	4,687	4,350	7.7%
Other income, net	(155)	(38)	307.9%

(Loss) income before income taxes	(1,941)	8,438	(123.0)%
(Benefit from) provision for income taxes	(330)	2,773	(111.9)%

Net (loss) income	$(1,611)	$5,665	(128.4)%

Diluted (loss) earnings per share	$(0.05)	$0.18	(127.8)%

Weighted average number of diluted shares outstanding	31,295	31,363
Number of stores open (at end of quarter)	1,114	1,116

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Six Months Ended Fiscal September
	2026	2025	% Change
Sales	$570,767	$589,949	(3.3)%
Cost of sales, including occupancy costs	370,423	379,929	(2.5)%

Gross profit	200,344	210,020	(4.6)%
Operating, selling, general and administrative expenses	194,058	203,345	(4.6)%

Operating income	6,286	6,675	(5.8)%
Interest expense, net	9,322	9,134	2.1%
Other expense (income), net	902	(196)	(560.2)%

Loss before income taxes	(3,938)	(2,263)	(74.0)%
(Benefit from) provision for income taxes	(178)	122	(245.9)%

Net loss	$(3,760)	$(2,385)	(57.7)%

Diluted loss per share	$(0.13)	$(0.10)	(30.0)%

Weighted average number of diluted shares outstanding	30,720	29,983

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	September 26, 2026	March 28, 2026
Assets
Cash and equivalents	$14,958	$14,633
Inventory	155,370	155,270
Other current assets	63,312	66,738

Total current assets	233,640	236,641
Property and equipment, net	234,745	241,857
Finance lease and financing obligation assets, net	137,161	148,807
Operating lease assets, net	175,638	175,899
Other non-current assets	763,921	764,773

Total assets	$1,545,105	$1,567,977

Liabilities and Shareholders’ Equity
Current liabilities	$491,344	$517,837
Long-term debt	100,000	60,000
Long-term finance leases and financing obligations	175,961	193,173
Long-term operating lease liabilities	155,307	156,209
Other long-term liabilities	48,631	49,285

Total liabilities	971,243	976,504
Total shareholders’ equity	573,862	591,473

Total liabilities and shareholders’ equity	$1,545,105	$1,567,977

MONRO, INC.

Reconciliation of Adjusted Operating Income

(Unaudited)

(Dollars in Thousands)

	Quarter Ended Fiscal September
	2026	2025
Operating Income	$2,591	$12,750
Litigation reserve	1,650	—
Consulting costs related to operational improvement plan	1,159	8,264
Costs related to shareholder matters	313	—
Transition costs related to back-office optimization	176	527
Store closing costs, net (a)	(1,443)	(7,561)

Adjusted Operating Income	$4,446	$13,980

MONRO, INC.

Reconciliation of Adjusted Net (Loss) Income

(Unaudited)

(Dollars in Thousands)

	Quarter Ended Fiscal September
	2026	2025
Net (Loss) Income	$(1,611)	$5,665
Litigation reserve	1,650	—
Consulting costs related to operational improvement plan	1,159	8,264
Costs related to shareholder matters	313	—
Transition costs related to back-office optimization	176	527
Store closing costs, net (a)	(1,443)	(7,561)
Provision for income taxes on pre-tax adjustments (b)	(481)	(320)

Adjusted Net (Loss) Income	$(237)	$6,575

MONRO, INC.

Reconciliation of Adjusted Diluted (Loss) Earnings Per Share

(Unaudited)

	Quarter Ended Fiscal September
	2026	2025
Diluted (Loss) Earnings Per Share	$(0.05)	$0.18
Litigation reserve	0.04	—
Consulting costs related to operational improvement plan	0.03	0.19
Costs related to shareholder matters	0.01	—
Transition costs related to back-office optimization	0.00	0.01
Store closing costs, net (a)	(0.03)	(0.18)

Adjusted Diluted (Loss) Earnings Per Share	$(0.01)	$0.21

Note: Amounts may not foot due to rounding.

MONRO, INC.

Reconciliation of Adjusted Operating Income

(Unaudited)

(Dollars in Thousands)

	Six Months Ended Fiscal September
	2026	2025
Operating Income	$6,286	$6,675
Consulting costs related to operational improvement plan	2,168	12,986
Litigation reserve	1,650	—
Transition costs related to back-office optimization	509	1,098
Costs related to shareholder matters	393	—
Store closing costs, net (a)	(4,403)	7,255

Adjusted Operating Income	$6,603	$28,014

MONRO, INC.

Reconciliation of Adjusted Net (Loss) Income

(Unaudited)

(Dollars in Thousands)

	Six Months Ended Fiscal September
	2026	2025
Net Loss	$(3,760)	$(2,385)
Consulting costs related to operational improvement plan	2,168	12,986
Litigation reserve	1,650	—
Pension settlement expense	1,171	—
Transition costs related to back-office optimization	509	1,098
Costs related to shareholder matters	393	—
Write-off of debt issuance costs	221	263
Store closing costs, net (a)	(4,403)	7,255
Provision for income taxes on pre-tax adjustments (b)	(443)	(5,617)

Adjusted Net (Loss) Income	$(2,494)	$13,600

MONRO, INC.

Reconciliation of Adjusted Diluted (Loss) Earnings Per Share

(Unaudited)

	Six Months Ended Fiscal September
	2026	2025
Diluted Loss Per Share	$(0.13)	$(0.10)
Consulting costs related to operational improvement plan	0.05	0.32
Litigation reserve	0.04	—
Pension settlement expense	0.03	—
Transition costs related to back-office optimization	0.01	0.03
Costs related to shareholder matters	0.01	—
Write-off of debt issuance costs	0.01	0.01
Store closing costs, net (a)	(0.11)	0.18

Adjusted Diluted (Loss) Earnings Per Share	$(0.09)	$0.43

Note: Amounts may not foot due to rounding.

a)

Amounts include the closing costs and asset write-offs related to the closure of 145 underperforming stores, in accordance with the store closure plan, net of related gains on the sale of owned locations, lease assignments and early lease terminations.

b)

The adjustments to diluted (loss) earnings per share reflect estimated annual effective income tax rates of 26.0 percent for the quarters and six months ended fiscal September 2026 and 2025. This represents the tax effect of non-GAAP adjustments calculated at an estimated blended statutory tax rate.